May 21, 2009

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Re-Elects Two Directors at 2009 Annual Meeting

LINCOLN, NE – May 21, 2009 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), hosted its seventh annual meeting of shareholders today and announced the re-election of Gilbert G. Lundstrom and Joyce Person Pocras to the Company’s Board of Directors.

More than 100 shareholders attended the meeting held at the Embassy Suites Hotel located in downtown Lincoln.

Lundstrom, chairman of the board and chief executive officer of the Company and the Bank, and Ms. Pocras, an independent investor, will each serve three-year terms. Shareholders also ratified the appointment of KPMG LLP as the Company’s independent auditor for the year ending December 31, 2009.

Lundstrom’s annual address to shareholders centered around the extraordinary environment most families and businesses throughout the country are experiencing following two years of dramatically declining housing values, a major realignment of the nation’s financial system, declining employment, unprecedented governmental intervention and a stock market that lost more than half its value in a matter of 17 months.

“The year 2008 reflected a culmination of events that resulted in one of the most disruptive periods in modern American history,” Lundstrom said.

Lundstrom said financial institutions have felt the brunt of the downturn since they are closely aligned with local consumer and business credit cycles. He added the depth of the disruption in the financial sector has been compounded by the significant erosion in housing values.

Despite the fact that TierOne did not participate in subprime or other related lending practices, Lundstrom said the Bank has not been immune to the current economic recession. As a result, the Bank has experienced some erosion in asset quality, especially among Nevada borrowers.

In managing through this situation, Lundstrom said the Bank has taken steps to maintain capital, minimize asset quality risk and return to long-term profitability.

In 2008, the Bank closed all nine of its loan production offices located in various growth markets throughout the country, sold a delinquent Florida loan portfolio, engaged in several capital enhancement actions, employed additional credit quality lending specialists, implemented cost containment initiatives and is refocusing future lending activities primarily within the Bank’s local regional market.

At March 31, 2009, the Bank’s core and total risk-based capital ratios, the benchmarks utilized by the federal government in measuring capital adequacy, stood at 8.6 percent and 11.4 percent, respectively. Under regulatory guidelines required by the Office of Thrift Supervision (“OTS”), the Bank’s primary federal regulator, a typical thrift is considered “well capitalized” if its core and total risk-based capital ratios exceed 5.0 percent and 10.0 percent, respectively. The Bank’s March 31, 2009 core and total risk-based capital ratios also exceed elevated OTS requirements of 8.5 percent and 11.0 percent, respectively, that are mandated by the Bank’s supervisory agreement with the OTS.

Among the ten largest financial institutions operating in Nebraska, the Bank has the second and third highest total risk-based and core capital ratios based on the latest available December 31, 2008 data furnished by the FDIC.

Lundstrom said the Bank’s strong core operations, extensive franchise network, reputation for customer service excellence and its professional staff continue to provide the Company a strong foundation and have helped mitigate many of the challenges faced by financial institutions located in other areas of the country. He said the Bank recently established a new record number of customer household relationships.

Lundstrom also said he expects the economy to remain quite challenging in the near future but some signs of stabilization, especially in the housing markets, are beginning to materialize. He added TierOne has been the beneficiary of Nebraska’s conservative, Midwest values, lower unemployment rate, modest gains in housing values during the peak of the housing cycle, a diverse employment base and solid economic fundamentals.

A copy of the 2009 annual meeting presentation may be viewed on the Company’s website at www.tieronebank.com under “Investor Relations – Presentations.”

Corporate Profile
TierOne Corporation is the parent company of TierOne Bank, a $3.3 billion federally chartered savings bank and the largest publicly traded financial institution headquartered in Nebraska. Founded in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, unanticipated deterioration in the Company’s loan portfolio; changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions, including any unanticipated issues that could impact management’s judgment as to the adequacy of loan loss reserves; inability to achieve expected results pursuant to the Company’s plan to address asset quality, restore long-term profitability and increase capital; unanticipated issues associated with increases in the levels of losses, customer bankruptcies, claims and assessments; unanticipated events related to the supervisory agreement or actions by regulators; inability of the Bank and the Company to comply with the supervisory agreement; unanticipated issues that may arise relative to loan loss provisions and charge-offs in connection with the Company’s loan portfolio, as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

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